UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 26, 2023

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REV Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37999	26-3013415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

245 South Executive Drive, Suite 100
Milwaukee, WI 53005

(Address of principal executive offices and zip code)

(414) 290-0190

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 Par Value)	REVG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e). The board of directors (the “Board”) of REV Group, Inc. (the “Company”) and Rodney Rushing mutually agreed that Mr. Rushing’s employment as President and Chief Executive Officer would terminate effective January 26, 2023. In connection with his separation of employment with the Company and removal as President and Chief Executive Officer, Mr. Rushing resigned from the Board.

In connection with Mr. Rushing’s mutually agreed separation from employment, on January 27, 2023 (the “Separation Date”), the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Rushing. Under the Separation Agreement, Mr. Rushing will receive separation benefits consisting of (i) 24 months of salary continuation at his current base salary, (ii) continued eligibility for vesting of 166,646 unvested shares of restricted stock granted pursuant to the Restricted Stock Awards between Mr. Rushing and the Company that are scheduled to vest as of December 31, 2023, (iii) continued eligibility for vesting of 66,268 of his existing unvested performance share units granted pursuant to the Performance Share Unit Awards between Mr. Rushing and the Company upon the achievement of $180,000,000 of consolidated adjusted EBITDA for the fiscal year ending October 31, 2024, and (iv) a monthly amount in cash equal to the portion of monthly health insurance premiums paid by the Company for Mr. Rushing’s group health insurance coverage and his eligible dependents’ coverage for 18 months (or until no longer eligible for continuation coverage under the federal law known as COBRA). All other shares of restricted stock and performance share units held by Mr. Rushing that remain unvested as of the Separation Date will be terminated and forfeited as of such date. The Separation Agreement also includes customary terms regarding communications and confidentiality, as well as restrictions against competition and solicitation of customers and employees that last for 24 months following the date of Mr. Rushing’s separation from employment.

(c) and (e). On January 30, 2023, the Company announced that Mark A. Skonieczny, SVP, Chief Financial Officer (“CFO”) of the Company, will assume the additional role of Interim President and Chief Executive Officer effective January 27, 2023, until the position is permanently filled. Prior to assuming his role as CFO of the Company in 2020, Mr. Skonieczny served as the Vice President and Corporate Controller at Adient PLC from 2016 through 2019. During this time, Mr. Skonieczny also held additional responsibilities as Vice President of Finance for the Global Seating Business and most recently Vice President of Finance for the Asia Pacific region. From 1999 through 2016, Mr. Skonieczny held numerous roles at Johnson Controls Inc., including Vice President of Corporate Development, Vice President of Finance – Power Solutions Business and Vice President of Finance – Building Efficiency. Mr. Skonieczny earned a bachelor’s degree in Accounting from Michigan State University.

In connection with Mr. Skonieczny’s assumption of the role of Interim President and Chief Executive Officer, on January 26, 2023, the Board and compensation committee of the Board have agreed that Mr. Skonieczny: (i) would receive an incremental monthly cash payment of $40,000 for each month he continues to serve as Interim President and Chief Executive Officer, but no less than a minimum supplemental amount of $325,000 for the calendar year ending December 31, 2023, (ii) will be granted an additional 20,000 shares of restricted stock which would vest on December 31st, 2023, (iii) will be granted an increase in his severance benefit in the event his employment is terminated without cause from 12 months of salary continuation to 18 months of salary continuation, (iv) will receive an extension of his moving allowance for an additional 2 years, and (v) will be provided a fiscal year 2023 cash bonus opportunity equal to 100% of his base salary.

(d) The Board also appointed Mr. Skonieczny as a member of the Board, effective January 27, 2023. Mr. Skonieczny was elected to fill the vacancy following Mr. Rushing’s resignation. Mr. Skonieczny will serve as a Class II director, which class will stand for re-election at the 2025 annual meeting of stockholders. Mr. Skonieczny will not receive additional compensation for his role as a director. Because of his financial, operational and industrial expertise, and his role as the Company’s Interim President and Chief Executive Officer, the Company believes that Mr. Skonieczny is well-qualified to serve as a member of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated January 30, 2023
104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REV Group, Inc.

Date: January 30, 2023	By:	/s/ Stephen W. Boettinger
Stephen W. Boettinger
General Counsel